Exhibit 10.2

December 10, 2007

Mr. John Nicholson

c/o Nektar Therapeutics

201 Industrial Road

San Carlos, CA 94070

Dear John:

I am pleased and excited that you have accepted the position of Senior Vice President and Chief Financial Officer at Nektar Therapeutics (“Nektar” or the “Company”) reporting directly to me. Accordingly, I present you with this offer letter agreement setting forth certain terms and conditions of your employment. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Company’s Change of Control Severance Benefit Plan, as it may be amended from time to time (the “COC Plan”). This offer letter agreement supersedes the offer letter agreement you entered into with Nektar on September 18, 2007 and any other understandings and agreements, written or oral, between you and the Company with respect to the subject matter herein.

Your annual cash compensation will consist of two components: base salary and an annual performance bonus. Your base salary will be $425,000 on an annual basis and paid in accordance with Nektar’s regular payroll schedule. Your annual performance bonus target each year will be at least 50% of your annual base salary for each annual period and pro-rated for your partial period of service in 2007 (“Target Annual Bonus”). Your base salary and Target Annual Bonus shall be subject to annual performance review by the Compensation Committee of the Board of Directors (“Compensation Committee”) in consultation with me for appropriate upward adjustment. The actual amount of your annual performance bonus will range from 0% to 150% of the Target Annual Bonus based on the Compensation Committee’s assessment in consultation with me of the achievement of a combination of annual corporate objectives and your achievement of personal objectives agreed upon by you and me at the beginning of each annual performance period; provided that your objectives for your partial period of service in 2007 will be agreed upon by you and me as soon as practicable following your start date. Your annual performance bonus for the prior year will be paid in the first calendar quarter of each year within the period of time required to avoid taxes and penalties under Section 409A of the Internal Revenue Code.

On October 2, 2007, your first day of full-time employment with the Company (the “Start Date”), you were granted a stock option to purchase 200,000 shares of Nektar common stock (the “Initial Option,” which together with any subsequent stock options you may receive, are the “Stock Options”) under Nektar’s 2000 Equity Incentive Plan (“2000 Plan”). In connection with your new appointment as Senior Vice President and Chief Financial Officer effective December 10, 2007 (the “Appointment Date”), the Compensation Committee granted you a restricted stock

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unit award with respect to 10,000 shares (“RSU”) of Nektar common stock. The maximum number of shares subject to the Stock Options will be granted as incentive stock options within the meaning of Section 422 of the Internal Revenue Code to the extent permissible under Section 10(d) of the 2000 Plan. The remainder of shares subject to the Stock Options will be granted as non-statutory stock options. The exercise price for the Initial Option was the closing price of Nektar’s common stock on Nasdaq on October 2, 2007. The shares subject to the Initial Option will vest according to a 4-year vesting schedule for so long as you provide Continuous Service (as defined in the 2000 Plan) to the Company with 25% of the shares subject to the Initial Option vesting on the one year anniversary of your Start Date and the remainder vesting monthly on a pro-rata basis over the following 3 years. The RSUs will vest according to a 4-year vesting schedule for so long as you provide Continuous Service to the Company with 25% of the RSUs vesting on the one-year anniversary of your Appointment Date and the remainder vesting on an annual pro-rata basis over the following 3 years.

You will be eligible for annual equity awards, in the sole discretion of the Compensation Committee, based on the Compensation Committee’s review, in consultation with me, of your individual performance and annual equity compensation levels of senior executive officers with similar roles at comparator companies as analyzed by a reputable, nationally-recognized, independent compensation consultancy firm.

Commencing with your first day of employment, you and your family will be eligible to participate in Nektar’s executive benefits program including medical, dental and vision insurance, term life insurance, 401(k), the flexible health spending plan, short & long-term disability upon the terms specified in those plans, and the COC Plan. There will be no restrictions that will limit you or your family’s participation in Nektar’s medical insurance plan.

Nektar will also provide you with the following additional benefits related to your relocation to the San Francisco Bay Area from your current home in Parsippany, New Jersey (“New Jersey Home”):

(1)	Reimbursement for normal and customary closing costs actually incurred on the sale of your New Jersey Home including but not limited to up to a 6% real estate sales commission. Closing costs not considered deductible by you for tax purposes will be “grossed up” and added to those costs that are considered deductible (which will be subject to standard withholding).

(2)	Reimbursement for normal and customary closing costs actually incurred in connection with the purchase of a home in the San Francisco Bay Area (“California Home”) including but not limited to up to 3% of the loan amount for points/commission etc. Closing costs not considered deductible by you for tax purposes will be “grossed up” and added to those costs that are considered deductible (which will be subject to standard withholding).

(3)	Reimbursement for shipment of your household goods from your New Jersey Home to your California Home.

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(4)	Temporary housing for you in the San Francisco Bay Area and reasonable expenses incurred in connection therewith for up to 9 months following your Start Date and this benefit will be provided to you on a “grossed up” basis if determined to be taxable to you.

(5)	Nektar will reimburse you for your reasonable travel expenses to and from Northern California and your New Jersey Home prior to your family’s relocation to your California Home.

(6)	Following your relocation to California, you will then be entitled to a one-time relocation bonus of $75,000 on “grossed up” basis (i.e. the total you receive after applicable withholding will be $75,000).

Your employment is by continued mutual agreement and may be terminated at will with or without cause by either you or Nektar at any time with or without advanced notice. You will also be required to enter into Nektar’s standard Employment Agreement, a copy of which is attached as Exhibit A hereto.

In the event of your death or Disability (as defined in the 2000 Plan), (a) 50% of the unvested shares under your Stock Options will automatically vest in the event of your Disability and 100% shall automatically vest in the event of your death, (b) Nektar will pay to you or your estate, as applicable, all unreimbursed expenses, all of your then accrued but unpaid base salary, and your target bonus prorated for the portion of the last year in which you were employed by Nektar prior to death or Disability, and (c) you and your dependents shall be entitled to continued medical, dental, and vision insurance for yourself and your dependents, at your or their expense, at the same level of coverage as was provided to you and your dependents under Nektar’s insurance and benefits plans immediately prior to the termination by electing COBRA continuation coverage in accordance with applicable law.

In the event your employment is terminated for reasons not related to a Change of Control (a) by the Company without Cause; or (b) by you for a Good Reason Resignation, then you and the Company will meet in good faith to discuss the terms of an appropriate separation. In any event, at a minimum, the Company will enter into a severance arrangement with you which will include the following: (i) a fully-effective mutual waiver and release in such form as the Company may reasonably require, (ii) a cash severance payment equal to your total annual cash compensation target (defined as your current monthly base salary annualized for 12 months, plus your bonus target multiplied by the expected pay-out percentage used by the Company for its GAAP financial statements in the previous calendar quarter, but not to exceed 100%), payable in accordance with the severance payment schedule described in the COC Plan and subject to such delay in payment required for compliance with Section 409A, (iii) pro-rata vesting credit (based on conversion of the vesting schedule to a monthly vesting schedule) on your Initial Option through the date of termination if your termination occurs prior to the first anniversary of the Start Date, based on months completed since your Start Date, (iv) the exercise period for the vested and unexercised portion of your Initial Option shall be 12 months following the termination date and (v) the Company shall pay all applicable COBRA payments for you and your family for one year after the termination date (such payments shall cease in the event that you become eligible for comparable benefits with another employer).

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In compliance with the terms of the Federal Immigration Reform and Control Act, you will be required to provide us with proof of authorization to work and proof of identity.

The terms, compensation and benefits set forth in this letter, which shall be governed by California law, without reference to principles of conflicts of laws, may not be reduced without your prior written consent and shall be binding upon and inure to the benefit of (a) your heirs, executors, and legal representatives upon your death and (b) any person or entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or a majority of the assets, business, capital stock, or voting stock of Nektar. Any such person or entity shall be deemed substituted for Nektar under this letter for all purposes.

John, I am delighted at the prospect of your leadership at Nektar as Senior Vice President and Chief Financial Officer.

Sincerely,

/s/ Howard W. Robin
Howard W. Robin
President and Chief Executive Officer

OFFER ACCEPTED:

/s/ John Nicholson
John Nicholson

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EXHIBIT A

EMPLOYEE AGREEMENT

In consideration of my employment or continued employment by Nektar Therapeutics, its subsidiaries or affiliates (collectively, the “Company”), I, _________________________ (name) residing at __________________________ (address), agree as of the date I was first employed by Company as follows:

1. Entire Agreement: This Agreement sets forth the complete and entire agreement between Company and me and supersedes any and all previous oral or written communications, discussions and agreements between Company and me with respect to the subject of this Agreement.

2. Employment:

a. Duty of Loyalty. During the period of my employment by the Company, I shall devote my full time and best efforts to the business of the Company, and I shall neither pursue any business opportunity outside the Company nor take any position with any organization other than as authorized in writing by the Chief Executive Officer of the Company. While employed by the Company, I will avoid all conflicts of interest and will not compete with the Company or undertake other acts of disloyalty.

b. Change in Jobs. I agree that all of my obligations under this Agreement will remain in full force and effect should I receive a promotion, demotion or experience a change in job title or duties while employed by the Company.

c. Employment at Will. I agree that this Agreement does not guarantee my continued employment with the Company. I acknowledge that, unless I enter into a written employment agreement with the Company that provides for a specified period of employment, I am employed “at-will,” meaning that either the Company or I may terminate the employment relationship at any time, for any or no reason, with or without cause or prior notice.

3. Assignment of Developments:

a. Assignment to Company. If at any time or times during my employment or other association with the Company, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any development that (i) relates to the business of the Company or any of the products or services being explored, developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to me by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (hereinafter collectively referred to as “Developments”), then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. I shall promptly disclose to the Company (or any persons designated by it) each such Development. I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in the Developments, as well as all benefits and/or rights resulting therefrom, to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

b. Requirement to Provide Assistance. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company ‘s rights in the Developments and any copyrights, patents, trademarks, and trade secret rights or other intellectual property rights in connection with any such Developments in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Developments, and any copyrights, patents, trademark and other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable, because of my mental or physical incapacity or for any other reason, to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

c. Works Made For Hire. I will promptly disclose to the Company all material which I produce, compose or write, individually or in collaboration with others, which arises out of work delegated to me by the Company. I agree that all such material constitutes a work for hire, and at the expense of the Company, I will assign to the Company all my interest in such copyrightable material and will sign all papers and do all other acts necessary to assist the Company to obtain copyrights on such material in any and all countries.

d. Ongoing Notice Obligation. I agree that for a period of one (1) year following the termination of my employment for any reason, I will notify the Company immediately of any and all creations, discoveries, inventions or other developments made by me (either alone or with others) that relate to the business of the Company or relate to research and development in which I was involved during the course of my employment by the Company. Any such creation, discovery, invention or other development relating to the Company’s business made by me (either alone or with others) within one (1) year following the termination of my employment shall be presumed to be owned by the Company.

e. Inventions Not Assigned to Company. I understand and acknowledge that the assignment of Developments under this Agreement does not apply to an invention which qualifies fully for protection under section 2870 California Labor Code section, a copy of which is attached as Appendix A, which pertains to any rights I may have acquired in connection with an invention, discovery or improvement that was developed entirely on my own time for which no equipment, supplies, facilities or trade secret information of the Company was used and (a) that does not relate directly or indirectly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or (b) that does not result from any work performed by me for the Company.

f. Disclosure of Prior Inventions. I represent that the creations, discoveries, inventions or other developments identified in Appendix B attached hereto (“Prior Developments”), if any, comprise all the Prior Developments that I made or conceived prior to my employment by the Company, which Prior Developments are excluded from this Agreement. I understand that it is only necessary to list the title of such Prior Developments and the purpose thereof, but not details of the Prior Development itself. IF THERE ARE ANY SUCH DEVELOPMENTS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.

4. Nondisclosure of Confidential Information: I shall not at any time, whether during or after the termination of my employment, reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing. The term “Confidential Information” shall include any information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting methods, know-how, techniques, systems, processes, specifications, blueprints, formulae, devices, models, software programs, works of authorship, customer lists, partner lists, customer information, financial information, pricing or commission information, business plans, projects, plans and proposals. I shall keep confidential all matters entrusted to me and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing my duties as an employee of the Company, nor shall I use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

5. Nonsolicitation of Customers, Partners and Employees: I agree that the Company has invested substantial time, effort and expense in compiling its confidential and trade secret information and in assembling its present personnel. In order to protect the confidentiality of the Company’s sensitive information, I agree that, during my employment and for one (1) year thereafter, I shall not do the following:

a. approach, contact or otherwise communicate in any way with any customer or partner of the Company with the use or assistance of Confidential Information of the Company that I obtained during my employment for the purpose of engaging in or assisting in soliciting business from that customer or partner;

b. solicit, approach, counsel or attempt to induce any person who is then in the employ of the Company to leave the employ of the Company; or

c. aid, assist or counsel any other person, firm or corporation to do any of the above.

6. Return of Property: I shall keep on Company’s premises (except when required elsewhere in connection with the conduct of Company’s business) and shall deliver to Company upon termination of my employment all writings related to the business of Company, and all documents, equipment, materials and other personal property belonging to Company. I further agree not to make or retain any copy, duplication, facsimile, reproduction or replication of any of the foregoing except as necessary to perform my duties as an employee of the Company.

7. No Violation Of Prior Trade Secret Or Non-Competition Agreements: I represent that the performance of all the terms of this Agreement as an employee of this Company will not conflict with, and will not breach, any other development assignment agreement, confidentiality agreement, employment agreement or non-competition agreement to which I am or have been a party. To the extent that I have confidential information or materials of any former employer of mine, I acknowledge that the Company has directed me to not disclose such confidential information or materials to the Company or any of its employees, and that the Company prohibits me from using said confidential information or materials in any work that I may perform for the Company, and I will not bring with me to the Company, and will not use or disclose any confidential, proprietary information, or trade secrets acquired by me prior to my employment with the Company. I will not disclose to the Company or any of its employees, or induce the Company or any of its employees to use, any confidential or proprietary information or material belonging to any previous employers or others, nor will I bring to the Company or use in connection with my work for the Company copies of any software, computer files, or any other copyrighted or trademarked materials except those owned by or licensed to the Company. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I further agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

8. Choice of Law: This Agreement shall be construed and governed by the laws of the state in which I am primarily assigned to perform my job for, or engagement with, the Company and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state.

9. No Waiver: The waiver of any breach of this Agreement shall not constitute a waiver of subsequent similar of dissimilar breaches of this Agreement, or a waiver of any of the obligations contained herein.

10. Assignment: The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors and assigns.

11. Right to Notify: I recognize the right of Company to notify any third party of the existence of this Agreement and/or its provisions and/or my agreeing to it.

12. Severability: Should a provision or part of a provision of this Agreement be found as a matter or law to be invalid, such finding shall not have the effect of invalidating the remainder of this Agreement and the provision or part thereof as to which such finding of invalidity is made shall be interpreted so as to be ineffective only to the extent of such invalidity without invalidating the remainder of such provision or part thereof or any of the other provisions of this Agreement.

13. Breach: I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder. The Company may apply for such injunctive relief in any court of competent jurisdiction without the necessity of posting any bond or other security.

EMPLOYEE:	NEKTAR THERAPEUTICS:

Signed:	By:

Name:	Title:	Vice President, Human Resources

Dated:	Dated:

APPENDIX A

Section 2870 of California Labor Code: Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

a. Any provision and employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2	Result from any work performed by the employee for the employer.

b. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be +assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR INVENTIONS